Exhibit 5

October 16, 2026

MillerKnoll, Inc.
855 East Main Avenue
Zeeland, Michigan 49464

Re:	Registration Statement on Form S-8 Relating to the MillerKnoll, Inc. 2026 Long-Term Incentive Plan (the “Plan”)
Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed or to be filed by MillerKnoll, Inc., a Michigan corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter for the purpose of registering under the Securities Act of 1933, as amended, 2,800,000 shares of the Company’s common stock for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.

On the basis of such evaluation, we advise you that, in our opinion, the 2,800,000 shares of common stock covered by the Registration Statement, upon delivery of such shares and payment for such shares in accordance with the terms stated in the Plan and the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Varnum LLP